AMENDMENT NO. 2 TO BORROWER PLEDGE AGREEMENT



            AMENDMENT dated as of June 30, 1995, to the Pledge
Agreement dated as of July 19, 1994 (as previously amended, the "Pledge Agreement") by Fleming Companies, Inc. (with its successors, the "Pledgor") in favor of Morgan Guaranty Trust
Company of New York, as Collateral Agent.

                       W I T N E S S E T H:

            WHEREAS, the Pledgor desires to amend the Pledge
Agreement to effect the amendments reflected herein; and

            WHEREAS, the Required Banks have authorized and directed the Collateral agent to execute and deliver this Amendment;

            NOW, THEREFORE, the parties hereto agree as follows:

            SECTION 1.  Definitions; References.  Unless
otherwise specifically defined herein, each term used herein that is defined in the Pledge Agreement shall have the meaning assigned to such term in the Pledge Agreement. Each reference to "hereof," "hereunder," "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Pledge Agreement shall from and after the date hereof refer to the Pledge Agreement as amended hereby.

            SECTION 2.  Amendment of the Recitals.  (a) The
limitation appearing in Paragraph C of the recitals of the Pledge
Agreement is amended by changing the dollar figure appearing therein from "$160,000,000 to "$200,000,000."

            (b)  Paragraph D of the recitals of the Pledge
Agreement is amended by inserting immediately after the phrase
"Further Letter of Credit Agreements" which appears therein the phrase "or providing Short-term Bank Debt".

            (c) The recitals of the Pledge Agreement are further amended by inserting immediately after Paragraph C the following new Paragraph D, and relettering Paragraphs D, E and F accordingly:

            D. It is contemplated that the Pledgor may incur Debt owing to one or more of the Banks (in addition to Loans available under the Credit Agreement), payable on demand or maturing less than one year after the date of its incurrence, in an aggregate principal amount outstanding at any time not exceeding $100,000,000, which has been designated by the Pledgor in writing to the holder of such Debt, on or before the date of incurrence of such Debt, as being entitled to the benefits of this Pledge Agreement ("Short-term Bank Debt");

            SECTION 3.  Amendment of Section 1.  (a) The
definition of "Secured Obligations" in Section 1 of the Pledge
Agreement is amended by inserting the following new clause (iv) and renumbering the original clauses (iv) and (v) accordingly:

  (iv) all obligations of the Pledgor now existing or hereafter arising which constitute Short-term Bank Debt;

            (b)  The definition of "Secured Obligations" in
Section 1 of the Pledge Agreement is further amended by adding at the end of the proviso the following:

  and provided further that no more than $100,000,000 in aggregate principal amount of Short-term Bank Debt shall constitute Secured Obligations and if in any event the Pledgor shall have incurred Debt of a character constituting Short-term Bank Debt from one or more of the Banks in a principal amount outstanding exceeding
  $100,000,000, the determination of which of such Debt shall constitute Secured Obligations shall be made solely upon the basis of the earliest of such Debt to have been incurred.

            (c)  The definition of "Secured Obligations" in
Section 1 of the Pledge Agreement is further amended by changing the dollar figure appearing in the first proviso therein from "$160,000,000" to "$200,000,000".

            SECTION 4.  Amendment of Section 13.  (a) Section
13(c) of the Pledge Agreement is amended by adding the following new sentence at the beginning of such Section:

  The Pledgor may from time to time, and upon request of the Collateral Agent from time to time shall, furnish to the Collateral Agent a certificate signed by a Responsible Officer which shall identify the name and address of each Bank, if any, to which any Short-term
  Bank Debt is outstanding as of the date of such certificate, specifying the principal amount of such Bank's Short-term Bank Debt and the date on which such Short-term Bank Debt was incurred.

            (b) Section 13(c) of the Pledge Agreement is further amended by inserting in clause (1) of the second sentence thereof (as determined after giving effect to the other amendments herein) immediately after the phrase "Further Letter of Credit Agreement," the phrase "or constituting Short-term Bank Debt,".

            (c) Section 13(c) of the Pledge Agreement is further amended by inserting in clause (1) of the second sentence thereof (as determined after giving effect to the other amendments herein) immediately after the phrase "definition of Secured
Parties" the phrase "or most recently pursuant to the first sentence of this Section 13(c)".

            SECTION 5.  Amendment of Section 20.  Section 20 of
the Pledge Agreement is amended by inserting immediately after the phrase "a Further Letter of Credit Agreement" which appears therein the phrase ", or the obligee of any Short-term Bank Debt,".

            SECTION 6.  Amendment of Section 21.  Section 21 of
the Pledge Agreement is amended by inserting immediately after the second proviso in the first sentence thereof the following proviso:

  ; provided further that without the consent of the Banks to whom a majority of the obligations constituting Short-term Bank Debt are owed, no such amendment, modification, supplement, termination or waiver may (i) exclude any Short-term Bank Debt from the definition of Secured
  Obligations or (ii) change the provisions of clause
  Second of Section 13 hereof which would adversely affect the rights of the holders of any Short-term Bank Debt.

            SECTION 7.  Counterparts.  This Amendment may be
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            SECTION 8.  Governing Law.  THIS AMENDMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF NEW YORK.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                           FLEMING COMPANIES, INC.

                           By _____________________________
                              John M. Thompson
                              Vice President and Treasurer



                           MORGAN GUARANTY TRUST COMPANY OF
                           NEW YORK, as Collateral Agent

                           By _____________________________
                              Name:
                              Title: